Exhibit 99.1

Ameris Bancorp Reports Operating Net Income of $16.5 Million, or $0.50 Per Diluted Share, for First Quarter 2016

MOULTRIE, Ga., April 22, 2016 /PRNewswire/ -- Ameris Bancorp (Nasdaq: ABCB) (the "Company") today reported operating net income of $16.5 million, or $0.50 per diluted share, for the quarter ended March 31, 2016, compared with $9.8 million, or $0.32 per diluted share, for the quarter ended March 31, 2015. Commenting on the Company's quarterly results, Edwin W. Hortman, Jr., the Company's President and Chief Executive Officer, said, "We are very pleased with our operating results and performance ratios that our outstanding bankers produced in the first quarter. Even more encouraging is the positive momentum we see going into the second quarter of 2016 and the rest of the year. Against the linked quarter, we saw growth in spread income and non-interest income and made progress on our efficiency initiatives. Lastly, we completed our acquisition of Jacksonville Bancorp, Inc. late in the first quarter which pushed our total assets to approximately $6.1 billion."

Operating results for the first quarter exclude acquisition costs totaling $4.2 million after tax associated with the acquisition of Jacksonville Bancorp, Inc. ("JAXB"). Including these expenses, the Company reported net income of $12.3 million, or $0.37 per diluted share, for the first quarter of 2016.

Highlights of the Company's performance and results for the first quarter of 2016 include the following:

  Operating return on average assets of 1.18% and operating return on average tangible equity of 15.42%
  Completion of the acquisition of JAXB, adding $561.4 million in total assets with virtually no dilution to tangible book value
  Increase in tangible book value per share to $13.13, compared with $12.65 per share at December 31, 2015
  Organic loan growth of $78.4 million, reflecting an annualized growth rate of 9.9%
  Organic growth in non-interest bearing demand deposits of $70.9 million, reflecting an annualized growth rate of 21.4%
  5.0% increase in total recurring revenue to $78.8 million in the first quarter of 2016, compared with $75.0 million in the fourth quarter of 2015
  $18.9 million, or 31.5%, increase in year-over-year revenue, compared to year-over-year growth in operating expenses (excluding merger costs) of $8.4 million, or 20.7%
  Improvement in net interest margin to 4.03% from 3.98% in the fourth quarter of 2015
  Decline in the Company's net overhead ratio, on an operating basis, from 2.12% in the fourth quarter of 2015 to 1.78% in the first quarter of 2016

Acquisition of JAXB
The Company successfully completed the acquisition of JAXB on March 11, 2016. Highlights of the merger are as follows:

  Added $561.4 million in total assets and eight retail offices within the Jacksonville, Florida market
  Added $401.1 million in loans and $401.4 million in total deposits
  Issuance of a total of 2,549,469 shares of the Company's common stock at a fair value on the closing date of $72.5 million
  $31.4 million in additional goodwill and $5.9 million in core deposit intangibles associated with the merger recorded by the Company
  Including all merger costs, the addition of $0.02 per share to the Company's consolidated tangible book value

The conversion of JAXB's systems to the Company's is scheduled to be completed during the second quarter of 2016, after which time management expects to realize most of the operating efficiencies from the acquisition.

Operating Results
Net income available to common shareholders in the first quarter of 2016 totaled $16.5 million, an increase of 68.3% over the same quarter in 2015. Revenue during the first quarter totaled $78.8 million, an increase of 31.5% over the first quarter of 2015. Increases in revenue resulted from the growth in earning assets over the prior year, as well as increased revenue from the Company's mortgage and SBA lines of business. Returns on average assets and average tangible common equity, on an operating basis, were 1.18% and 15.33%, respectively, for the first quarter of 2016, compared with 0.97% and 10.40%, respectively, for the same quarter of 2015. Operating results improved over the same period in 2015 due to consistently lower credit costs and the full deployment of excess liquidity in the last half of 2015.

Net Interest Income and Net Interest Margin
Net interest income for the first quarter of 2016 totaled $50.4 million, an increase of $11.6 million, or 29.9%, compared with $38.8 million for the first quarter of 2015. The Company's net interest margin increased during the quarter to 4.03%, compared with 3.98% during the fourth quarter of 2015, but declined from 4.39% for the first quarter of 2015. Accretion income for the first quarter of 2016 remained unchanged from the fourth quarter of 2015 at $2.9 million, compared with $3.1 million reported for the first quarter of 2015. Excluding the effect of accretion on purchased assets, the Company's net interest margin was 3.80% in the first quarter of 2016, compared with 3.74% in the fourth quarter of 2015 and 4.05% in the first quarter of 2015. Declines in the margin relative to the same quarter in 2015 stem from the Company's investment of excess liquidity, primarily in government-backed bonds and whole-loan mortgage pools with combined average yields of 2.89%.

Yields on earning assets in the first quarter of 2016 were 4.36%, compared with 4.79% in the first quarter of 2015, reflecting the investment in whole-loan mortgage pools and additional investment securities. Interest income on loans on a tax-equivalent basis increased during the first quarter of 2016 to $49.8 million, compared with $48.0 million in the fourth quarter of 2015 and $38.9 million in the first quarter of 2015. Excluding accretion income, yields on all loans were 4.59% in the first quarter of 2016, reflecting a decline of 0.42% from the first quarter of 2015. Excluding the effect of the purchased mortgage pools, the Company's loan yields declined by only 0.13% from the first quarter of 2015, reflecting success in the Company's pricing efforts on new and renewed credits in the current rate environment.

Total interest expense for the first quarter of 2016 was $4.1 million, compared with $3.5 million for the same quarter of 2015. Increases in total interest expense were driven primarily by increases in total deposits and other borrowings resulting from both acquisition activity and organic growth. Deposit costs remained stable during the quarter, ending at 0.23%, which was consistent with levels reported in the fourth quarter of 2015, but lower than the 0.27% reported in the first quarter of 2015. Continued improvement in the Company's mix of deposits, primarily toward non-interest bearing deposits, has allowed for more aggressive retention efforts on MMDA and CDs without negatively impacting overall deposit costs. Non-interest bearing deposits were 27.9% of the total average deposits during the first quarter of 2016, compared with 26.2% for the first quarter of 2015. Management does not expect deposit costs or overall funding costs to decrease materially in the coming quarters despite tightening liquidity ratios and stronger forecasts for asset growth.

Non-interest Income
Non-interest income in the first quarter of 2016 was $24.3 million, an increase of $6.7 million, or 38.2%, compared with the same quarter in 2015. As a percentage of average assets, non-interest income increased from 1.72% in the first quarter of 2015 to 1.73% in the first quarter of 2016.

Service charges in the first quarter of 2016 were $9.9 million, an increase of $3.5 million, or 54.2%, compared with the same quarter in 2015. Stronger growth in commercial and treasury management accounts contributed to the growth in income, as did growth in balances that resulted from the Company's acquisitions during the second quarter of 2015. During the first quarter of 2016, the Company implemented several changes in service charge routines, mostly related to statement costs, which are expected to positively impact revenues in the second half of 2016 by approximately $2 million.

The Company's mortgage operations continued to make improvements in revenues and net income. Revenue in the mortgage group totaled $14.0 million in the first quarter of 2016, an increase 36.4% compared with the same quarter in 2015. Net income for the Company's retail mortgage division increased 54.7% during the first quarter of 2016 to $3.0 million, compared with $1.9 million in the first quarter of 2015. Net income for the Company's warehouse lending division increased 22.8% during the quarter, from $592,000 in the first quarter of 2015 to $727,000 in the first quarter of 2016. Total production in the first quarter of 2016 amounted to $268.6 million (85% retail and 15% wholesale), compared with $188.3 million in the same quarter of 2015 (83% retail and 17% wholesale). Open pipelines finished the first quarter of 2016 at $161.5 million, compared with $94.5 million at the beginning of the first quarter of 2016 and $110.9 million at the end of the first quarter of 2015.

Revenues from the Company's SBA division increased 43.6% during the first quarter of 2016 to $2.2 million, compared with $1.5 million during the first quarter of 2015. Net income for the division increased 56.3%, from $533,000 for the first quarter of 2015 to $833,000 for the first quarter of 2016. SBA pipelines totaled $49.4 million at the end of the first quarter, up $1.5 million compared with the same time in 2015.

Non-interest Expense
During the first quarter of 2016, the Company incurred merger and conversion charges of $6.4 million, before tax, compared with only de minimis amounts in the first quarter of 2015. Excluding these charges, operating expenses decreased approximately $2.0 million, to $49.2 million, from $51.2 million in the fourth quarter of 2015.

Operating expenses, excluding merger charges, as a percentage of average assets declined from 1.00% in the first quarter of 2015 to 0.88% in the first quarter of 2016. The Company's net overhead ratio declined materially to 1.78% in the first quarter of 2016 from 2.12% in the first quarter of 2015. Growth in non-interest income covered 79.6% of the incremental growth in operating expenses, which have been positively affected by the previously announced branch closings and the full integration of the Company's two most recent acquisitions.

Salaries and benefits increased by $0.2 million to $26.2 million in the current quarter of 2016, compared with $26.0 million in the fourth quarter of 2015. Growth in salaries and benefits over the same quarter of 2015 totaled $5.6 million, or 27%, and was driven by a 38% increase in average assets over the same period.

Occupancy and equipment expenses decreased $217,000, from $5.9 million in the fourth quarter of 2015 to $5.7 million in the first quarter of 2016, due principally to lower levels of repairs and maintenance, as well as lower levels of depreciation expense.

Total credit costs (provision and non-provision credit resolution-related costs) totaled $2.5 million in the first quarter of 2016, compared with $4.2 million in the same quarter in 2015 and $2.8 million in the fourth quarter of 2015.

Data processing and telecommunications costs increased to $6.1 million in the first quarter of 2016, an increase of 43.5%, or $1.9 million, compared with the first quarter of 2015. Account acquisition, both organic and through acquisition activity, has increased substantially in the last twelve months.

Balance Sheet Trends
Total assets at March 31, 2016 were $6.10 billion, compared with $5.59 billion at December 31, 2015. The growth in total assets was driven by the acquisition of JAXB during the quarter.

Loans, including loans held for sale, totaled $4.54 billion at March 31, 2016, compared with $4.02 billion at December 31, 2015. During the quarter, growth in legacy loans (total loans less mortgage loans held for sale, purchased non-covered loans, purchased non-covered loan pools and covered loans) amounted to $121.1 million, or 20.1% on an annualized basis. Loans held for sale decreased 12.4% from December 31, 2015 to $97.4 million. Purchased, non-covered loans increased $358.4 million, or 46.4% during the quarter, primarily due to the JAXB acquisition. Purchased non-covered loan pools were $656.7 million at March 31, 2016, compared with $593.3 million at December 31, 2015. Covered loans declined $7.3 million, or 5.33%, during the first quarter, to $130.3 million at March 31, 2016, representing the slowing of payoffs in that portfolio.

Investment securities at the end of the first quarter of 2016 were $837.1 million, or 15.3% of earning assets, compared with $783.2 million, or 15.4% of earning assets, at December 31, 2015.

Deposits increased $351.5 million during the first quarter of 2016 to end the quarter at $5.23 billion. At March 31, 2016, non-interest bearing deposit accounts were $1.53 billion, or 29.2% of total deposits, compared with $1.33 billion and 27.3%, respectively, at December 31, 2015. Non-rate sensitive deposits (including NIB, NOW and savings) totaled $2.81 billion at March 31, 2016, compared with $2.71 billion at the end of 2015. These funds represented 53.5% of the Company's total deposits at March 31, 2016, compared with 55.6% at the end of 2015.

Stockholders' equity at March 31, 2016 totaled $600.8 million, compared with $514.8 million at December 31, 2015. The increase in stockholders' equity was the result of the issuance of shares of common stock in the JAXB acquisition, plus earnings of $12.3 million during the quarter. Tangible book value per share at March 31, 2016 was $13.13 per share, up 3.8% from $12.65 per share at the end of 2015. Tangible common equity as a percentage of tangible assets increased to 7.68% at the end of the first quarter of 2016, compared with 7.44% at the end of 2015.

Conference Call
The Company will host a teleconference at 11:00 a.m. EDT today (April 22, 2016) to discuss the Company's results and answer appropriate questions. The conference call can be accessed by dialing 1-877-504-1190 (or 1-855-669-9657 for participants in Canada and 1-412-902-6630 for other international participants). The conference ID name is Ameris Bancorp ABCB. A replay of the call will be available one hour after the end of the conference call until May 6, 2016. To listen to the replay, dial 1-877-344-7529 (or 1-855-669-9658 for participants in Canada and 1-412-317-0088 for international participants). The conference replay access code is 10084409. The conference call replay and the financial information discussed will also be available on the Investor Relations page of the Ameris Bank website at www.amerisbank.com.

About Ameris Bancorp
Ameris Bancorp is a bank holding company headquartered in Moultrie, Georgia. The Company's banking subsidiary, Ameris Bank, had 103 locations in Georgia, Alabama, northern Florida and South Carolina at the end of the most recent quarter.

This news release contains certain performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Management of Ameris Bancorp (the "Company") uses these non-GAAP measures in its analysis of the Company's performance. These measures are useful when evaluating the underlying performance and efficiency of the Company's operations and balance sheet. The Company's management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results with prior periods and demonstrate the effects of significant gains and charges in the current period. The Company's management believes that investors may use these non-GAAP financial measures to evaluate the Company's financial performance without the impact of unusual items that may obscure trends in the Company's underlying performance. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

This news release contains statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words "believe", "estimate", "expect", "intend", "anticipate" and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements and are referred to the Company's periodic filings with the Securities and Exchange Commission for a summary of certain factors that may impact the Company's results of operations and financial condition.

AMERIS BANCORP
FINANCIAL HIGHLIGHTS
(unaudited)
(dollars in thousands except per share data and FTE headcount)

	Three Months Ended
	Mar.	Dec.	Sept.	Jun.	Mar.
	2016	2015	2015	2015	2015

EARNINGS

Net Income	$ 12,317	$ 14,148	$ 15,627	$ 1,308	$ 9,764

Operating Net Income	$ 16,450	$ 15,323	$ 15,917	$ 12,327	$ 9,774

PER COMMON SHARE DATA
Earnings per share available to common shareholders:
Basic	$ 0.38	$ 0.44	$ 0.49	$ 0.04	$ 0.32
Diluted	$ 0.37	$ 0.43	$ 0.48	$ 0.04	$ 0.32
Cash Dividends per share	$ 0.05	$ 0.05	$ 0.05	$ 0.05	$ 0.05
Book value per share (period end)	$ 17.25	$ 15.98	$ 15.60	$ 15.12	$ 15.22
Tangible book value per share (period end)	$ 13.13	$ 12.65	$ 12.31	$ 11.81	$ 13.01
Weighted average number of shares:
Basic	32,752,063	32,199,632	32,195,435	32,184,355	30,442,998
Diluted	33,053,554	32,594,929	32,553,167	32,520,453	30,796,148
Period-end number of shares	34,837,454	32,211,385	32,196,117	32,195,089	32,182,143
Market data:
High closing price	$ 32.68	$ 34.90	$ 28.75	$ 26.87	$ 26.55
Low closing price	$ 25.09	$ 27.65	$ 24.97	$ 24.73	$ 22.75
Period end closing price	$ 29.58	$ 33.99	$ 28.75	$ 25.29	$ 26.39
Average daily volume	253,779	301,775	174,900	107,413	105,152

PERFORMANCE RATIOS
Return on average assets	0.88%	1.03%	1.19%	0.12%	0.97%
Return on average common equity	9.14%	10.94%	12.53%	1.07%	8.76%
Earning asset yield (TE)	4.36%	4.30%	4.39%	4.49%	4.79%
Total cost of funds	0.33%	0.32%	0.32%	0.36%	0.40%
Net interest margin (TE)	4.03%	3.98%	4.07%	4.14%	4.39%
Non-interest income excluding securities transactions,
as a percent of total revenue (TE)	30.40%	29.56%	32.33%	31.51%	29.06%
Efficiency ratio	74.41%	74.66%	66.87%	92.74%	72.38%

CAPITAL ADEQUACY (period end)
Stockholders' equity to assets	9.85%	9.21%	9.63%	9.35%	11.79%
Tangible common equity to tangible assets	7.68%	7.44%	7.76%	7.46%	10.26%

EQUITY TO ASSETS RECONCILIATION
Tangible common equity to tangible assets	7.68%	7.44%	7.76%	7.46%	10.26%
Effect of goodwill and other intangibles	2.17%	1.77%	1.87%	1.89%	1.54%
Equity to assets (GAAP)	9.85%	9.21%	9.63%	9.35%	11.79%

OTHER PERIOD-END DATA
Banking Division FTE	1,085	1,075	1,110	1,122	852
Mortgage Division FTE	233	229	218	191	170
Total Ameris Bancorp FTE Headcount	1,318	1,304	1,328	1,313	1,022

Assets per Banking Division FTE	$ 5,620	$ 5,199	$ 4,699	$ 4,640	$ 4,874
Branch locations	103	101	103	103	73
Deposits per branch location	$ 50,784	$ 48,310	$ 43,986	$ 43,801	$ 47,674

AMERIS BANCORP
FINANCIAL HIGHLIGHTS
(unaudited)
(dollars in thousands except per share data and FTE headcount)

	Three Months Ended
	Mar.	Dec.	Sept.	Jun.	Mar.
	2016	2015	2015	2015	2015

INCOME STATEMENT

Interest income
Interest and fees on loans	$ 49,191	$ 47,336	$ 45,775	$ 39,838	$ 38,618
Interest on taxable securities	4,586	4,540	4,694	3,747	3,153
Interest on nontaxable securities	446	458	480	462	469
Interest on deposits in other banks	328	262	227	177	124
Interest on federal funds sold	8	5	19	5	4
Total interest income	54,559	52,601	51,195	44,229	42,368

Interest expense
Interest on deposits	$ 2,741	$ 2,687	$ 2,521	$ 2,264	$ 2,280
Interest on other borrowings	1,382	1,296	1,275	1,277	1,256
Total interest expense	4,123	3,983	3,796	3,541	3,536

Net interest income	50,436	48,618	47,399	40,688	38,832

Provision for loan losses	681	553	986	2,656	1,069

Net interest income after provision for loan losses	$ 49,755	$ 48,065	$ 46,413	$ 38,032	$ 37,763

Noninterest income
Service charges on deposit accounts	$ 9,915	$ 10,119	$ 10,766	$ 7,151	$ 6,429
Mortgage banking activity	10,211	8,586	10,404	9,727	8,083
Other service charges, commissions and fees	1,111	1,112	1,145	829	668
Gain(loss) on sale of securities	94	-	115	10	12
Other non-interest income	2,955	2,590	2,548	2,909	2,383
Total noninterest income	24,286	22,407	24,978	20,626	17,575

Noninterest expense
Salaries and employee benefits	26,187	25,972	24,934	22,465	20,632
Occupancy and equipment expenses	5,700	5,917	5,915	4,809	4,554
Data processing and telecommunications expenses	6,113	6,046	5,329	4,214	4,260
Credit resolution related expenses (1)	1,799	2,223	1,083	11,240	3,161
Advertising and marketing expenses	805	1,171	667	833	641
Amortization of intangible assets	1,020	1,160	1,321	630	630
Merger and conversion charges	6,359	1,807	446	5,712	15
Other non-interest expenses	7,617	8,732	8,701	6,961	6,934
Total noninterest expense	55,600	53,028	48,396	56,864	40,827

Income before income taxes	$ 18,441	$ 17,444	$ 22,995	$ 1,794	$ 14,511

Income tax expense	6,124	3,296	7,368	486	4,747

Net income	$ 12,317	$ 14,148	$ 15,627	$ 1,308	$ 9,764

Diluted earnings available to common shareholders	0.37	0.43	0.48	0.04	0.32

(1) Includes expenses associated with problem loans and OREO, as well as OREO losses and writedowns.

AMERIS BANCORP
FINANCIAL HIGHLIGHTS
(unaudited)
(dollars in thousands except per share data and FTE headcount)

	Three Months Ended
	Mar.	Dec.	Sept.	Jun.	Mar.
	2016	2015	2015	2015	2015

PERIOD-END BALANCE SHEET

Assets
Cash and due from banks	$ 146,863	$ 118,518	$ 114,396	$ 115,413	$ 80,142
Federal funds sold and interest bearing balances	107,373	272,045	120,925	239,804	126,157
Investment securities available for sale, at fair value	837,103	783,185	811,385	862,154	610,330
Other investments	12,802	9,323	9,322	9,322	8,636
Mortgage loans held for sale	97,439	111,182	111,807	108,829	73,796

Loans, net of unearned income	2,528,007	2,406,877	2,290,649	2,171,600	1,999,420
Purchased, non-covered loans (excluding loan pools)	1,129,919	771,554	767,494	808,313	643,092
Purchased, non-covered loan pools	656,734	592,963	410,072	268,984	-
Covered loans	130,279	137,529	191,021	209,598	245,745
Less allowance for loan losses	(21,482)	(21,062)	(22,471)	(21,658)	(21,852)
Loans, net	4,423,457	3,887,861	3,636,765	3,436,837	2,866,405

Other real estate owned	14,967	16,147	20,730	22,567	32,339
Purchased, non-covered other real estate owned	15,048	14,333	11,538	13,112	13,818
Covered other real estate owned	3,764	5,011	12,203	12,626	16,089
Total other real estate owned	33,779	35,491	44,471	48,305	62,246

Premises and equipment, net	124,747	121,639	124,756	124,916	98,292
Goodwill	121,512	90,082	87,701	87,367	63,547
Other intangibles, net	21,892	17,058	18,218	19,189	7,591
FDIC loss sharing receivable	1,197	6,301	4,506	14,957	23,312
Cash value of bank owned life insurance	76,676	64,251	59,894	59,552	59,212
Other assets	92,931	72,004	72,154	79,089	73,238
Total assets	$ 6,097,771	$ 5,588,940	$ 5,216,300	$ 5,205,734	$ 4,152,904

Liabilities
Deposits:
Noninterest-bearing	$ 1,529,037	$ 1,329,857	$ 1,275,800	$ 1,280,174	$ 967,015
Interest-bearing	3,701,750	3,549,433	3,254,723	3,231,373	2,513,216
Total deposits	5,230,787	4,879,290	4,530,523	4,511,547	3,480,231
Federal funds purchased & securities sold under
agreements to repurchase	43,741	63,585	51,506	75,066	55,520
Other borrowings	110,531	39,000	39,000	39,000	43,851
Other liabilities	28,647	22,432	23,371	24,026	17,952
Subordinated deferrable interest debentures	83,237	69,874	69,600	69,325	65,567
Total liabilities	5,496,943	5,074,181	4,714,000	4,718,964	3,663,121

Stockholders' equity
Preferred stock	$ -	$ -	$ -	$ -	$ -
Common stock	36,272	33,625	33,610	33,609	33,593
Capital surplus	407,726	337,349	336,599	336,212	335,578
Retained earnings	163,395	152,820	140,282	126,265	126,566
Accumulated other comprehensive income/(loss)	6,411	3,353	4,197	3,072	6,353
Less treasury stock	(12,976)	(12,388)	(12,388)	(12,388)	(12,307)
Total stockholders' equity	600,828	514,759	502,300	486,770	489,783
Total liabilities and stockholders' equity	$ 6,097,771	$ 5,588,940	$ 5,216,300	$ 5,205,734	$ 4,152,904

Other Data
Earning Assets	5,486,854	5,075,335	4,703,353	4,669,282	3,698,540
Intangible Assets	143,404	107,140	105,919	106,556	71,138
Interest Bearing Liabilities	3,939,259	3,721,892	3,414,829	3,414,764	2,678,154
Average Assets	5,618,397	5,427,367	5,213,275	4,464,558	4,079,750
Average Common Stockholders' Equity	542,264	513,098	494,957	491,967	452,132

AMERIS BANCORP
FINANCIAL HIGHLIGHTS
(unaudited)
(dollars in thousands except per share data and FTE headcount)

	Three Months Ended
	Mar.	Dec.	Sept.	Jun.	Mar.
	2016	2015	2015	2015	2015

ASSET QUALITY INFORMATION(1)

Allowance for loan losses
Balance at beginning of period	$ 21,062	$ 22,471	$ 21,658	$ 21,852	$ 21,157

Provision for loan loss (2)	1,200	800	1,050	1,800	1,100

Charge-offs	1,435	2,398	719	2,452	855
Recoveries	655	189	482	458	450
Net charge-offs (recoveries)	780	2,209	237	1,994	405

Ending balance	$ 21,482	$ 21,062	$ 22,471	$ 21,658	$ 21,852

As a percentage of loans	0.85%	0.88%	0.98%	1.00%	1.09%
As a percentage of nonperforming loans	136.83%	124.92%	109.31%	104.43%	104.85%

Net charge-off information
Charge-offs
Commercial, financial & agricultural	$ 406	$ 501	$ 135	$ 410	$ 392
Real estate - residential	468	621	234	464	268
Real estate - commercial & farmland	347	1,009	184	1,162	12
Real estate - construction & development	155	157	105	263	97
Consumer installment	59	110	61	153	86
Total charge-offs	1,435	2,398	719	2,452	855

Recoveries
Commercial, financial & agricultural	73	134	117	115	285
Real estate - residential	314	13	54	27	57
Real estate - commercial & farmland	121	13	272	17	15
Real estate - construction & development	122	9	6	277	31
Consumer installment	25	20	33	22	62
Total recoveries	655	189	482	458	450

Net charge-offs (recoveries)	$ 780	$ 2,209	$ 237	$ 1,994	$ 405

Non-accrual loans (excluding purchased non-covered
and covered loans)	15,700	16,860	20,558	20,740	20,841
Non-accrual purchased non-covered loans	19,187	13,330	11,374	17,444	17,308
Foreclosed assets (excluding purchased assets)	14,967	16,147	20,730	22,567	32,339
Purchased, non-covered other real estate owned	15,048	14,333	11,538	13,112	13,818
Accruing loans delinquent 90 days or more	-	-	-	-	-
Total non-performing assets, excluding covered assets	64,902	60,670	64,200	73,863	84,306

Non-performing assets as a percent of total assets	1.06%	1.09%	1.23%	1.42%	2.03%
Net charge offs as a percent of loans (Annualized)	0.12%	0.36%	0.04%	0.37%	0.08%

(1) Asset quality information is presented net of covered assets where the Company's risk exposure is limited substantially by loss sharing agreements with the FDIC.
(2) During 2015 and 2016, the Company recorded provision for loan loss expense to account for losses where the initial estimate of cash flows was found to be excessive on loans acquired in FDIC assisted acquisitions. These amounts are excluded from the calculation above but reflected in the Company's Consolidated Statement of Operations.

AMERIS BANCORP
FINANCIAL HIGHLIGHTS
(unaudited)
(dollars in thousands except per share data and FTE headcount)

	For the quarter ended:
	Mar.	Dec.	Sept.	Jun.	Mar.
Loans by Type	2016	2015	2015	2015	2015
Commercial, financial & agricultural	$ 434,073	$ 449,623	$ 427,747	$ 373,202	$ 334,917
Real estate - construction & development	264,820	244,693	220,798	205,019	178,568
Real estate - commercial & farmland	1,154,887	1,104,991	1,067,828	1,010,195	947,274
Real estate - residential	629,138	570,430	532,285	537,201	496,043
Consumer installment	31,901	31,125	31,299	30,080	29,113
Other	13,188	6,015	10,692	15,903	13,505
Total Legacy (excluding purchased
non-covered and covered)	$ 2,528,007	$ 2,406,877	$ 2,290,649	$ 2,171,600	$ 1,999,420

Commercial, financial & agricultural	$ 111,537	$ 45,462	$ 42,350	$ 45,337	$ 36,258
Real estate - construction & development	103,753	72,080	71,109	75,302	53,668
Real estate - commercial & farmland	598,935	390,755	385,032	404,588	291,760
Real estate - residential	309,770	258,153	263,312	276,798	257,216
Consumer installment	5,924	5,104	5,691	6,288	4,190
Total Purchased non-covered (net of discounts)	$ 1,129,919	$ 771,554	$ 767,494	$ 808,313	$ 643,092

Commercial, financial & agricultural	$ -	$ -	$ -	$ -	$ -
Real estate - construction & development	-	-	-	-	-
Real estate - commercial & farmland	-	-	-	-	-
Real estate - residential	656,734	592,963	410,072	268,984	-
Consumer installment	-	-	-	-	-
Total Purchased non-covered loan pools	$ 656,734	$ 592,963	$ 410,072	$ 268,984	$ -

Commercial, financial & agricultural	$ 4,739	$ 5,546	$ 13,349	$ 17,666	$ 20,905
Real estate - construction & development	7,205	7,612	14,266	15,002	19,519
Real estate - commercial & farmland	67,055	71,226	103,399	111,772	130,290
Real estate - residential	51,176	53,038	59,835	64,982	74,847
Consumer installment	104	107	172	176	184
Total Covered (net of discounts)	$ 130,279	$ 137,529	$ 191,021	$ 209,598	$ 245,745

Total Loan Portfolio:
Commercial, financial & agricultural	$ 550,349	$ 500,631	$ 483,446	$ 436,205	$ 392,080
Real estate - construction & development	375,778	324,385	306,173	295,323	251,755
Real estate - commercial & farmland	1,820,877	1,566,972	1,556,259	1,526,555	1,369,324
Real estate - residential	1,646,818	1,474,584	1,265,504	1,147,965	828,106
Consumer installment	37,929	36,336	37,162	36,544	33,487
Other	13,188	6,015	10,692	15,903	13,505
Total Loans	$ 4,444,939	$ 3,908,923	$ 3,659,236	$ 3,458,495	$ 2,888,257

Troubled Debt Restructurings, excluding purchased non-covered and covered loans:
Accruing loan types:
Commercial, financial & agricultural	$ 279	$ 240	$ 238	$ 278	$ 277
Real estate - construction & development	476	792	838	821	789
Real estate - commercial & farmland	5,945	5,766	5,719	6,617	7,309
Real estate - residential	7,648	7,574	5,209	4,702	4,513
Consumer installment	37	46	71	49	47
Total Accruing TDRs	$ 14,385	$ 14,418	$ 12,075	$ 12,467	$ 12,935

Non-accruing loan types:
Commercial, financial & agricultural	$ 75	$ 110	$ 68	$ 29	$ 17
Real estate - construction & development	30	63	30	57	90
Real estate - commercial & farmland	1,871	596	942	598	64
Real estate - residential	1,040	1,123	759	783	736
Consumer installment	87	94	64	82	90
Total Non-accrual TDRs	$ 3,103	$ 1,986	$ 1,863	$ 1,549	$ 997

Total Troubled Debt Restructurings	$ 17,488	$ 16,404	$ 13,938	$ 14,016	$ 13,932

The following table presents the loan portfolio by risk grade, excluding purchased non-covered and covered loans:
Grade 10 - Prime credit	$ 254,203	$ 250,609	$ 231,281	$ 181,933	$ 157,462
Grade 15 - Good credit	213,510	227,730	234,185	243,070	205,929
Grade 20 - Satisfactory credit	1,346,050	1,224,320	1,148,024	1,104,747	1,012,733
Grade 23 - Performing, under-collateralized credit	25,047	27,607	26,477	27,400	28,643
Grade 25 - Minimum acceptable credit	628,042	609,413	579,642	544,664	513,009
Grade 30 - Other asset especially mentioned	22,141	24,423	22,190	25,020	25,461
Grade 40 - Substandard	39,013	42,773	48,848	44,766	56,179
Grade 50 - Doubtful	-	-	2	-	4
Grade 60 - Loss	1	2	-	-	-
Total	$ 2,528,007	$ 2,406,877	$ 2,290,649	$ 2,171,600	$ 1,999,420

The following table presents the purchased, non-covered loan portfolio by risk grade:
Grade 10 - Prime credit	$ 10,505	$ 9,602	$ 9,801	$ 10,123	$ 7,444
Grade 15 - Good credit	48,229	51,168	50,906	53,220	23,640
Grade 20 - Satisfactory credit	344,479	336,990	348,034	362,304	206,480
Grade 23 - Performing, under-collateralized credit	27,445	12,029	10,612	10,537	10,024
Grade 25 - Minimum acceptable credit	607,838	294,829	290,272	300,411	337,386
Grade 30 - Other asset especially mentioned	50,517	30,693	26,458	34,779	22,323
Grade 40 - Substandard	40,874	36,211	31,381	36,887	35,743
Grade 50 - Doubtful	30	30	30	52	52
Grade 60 - Loss	2	2	-	-	-
Total	$ 1,129,919	$ 771,554	$ 767,494	$ 808,313	$ 643,092

AMERIS BANCORP
FINANCIAL HIGHLIGHTS
(unaudited)
(dollars in thousands except per share data and FTE headcount)

	Three Months Ended
	Mar.	Dec.	Sept.	Jun.	Mar.
	2016	2015	2015	2015	2015

AVERAGE BALANCES

Federal funds sold	$ 6,200	$ 5,500	$ 5,500	$ 5,500	$ 5,500
Interest bearing deposits in banks	201,814	291,303	199,057	201,765	158,286
Investment securities - taxable	728,269	730,608	772,252	600,176	485,922
Investment securities - nontaxable	68,824	69,711	72,549	70,653	71,229
Other investments	9,606	9,322	9,322	9,597	9,450
Mortgage loans held for sale	82,803	98,765	102,961	81,823	75,831
Loans	2,410,747	2,333,577	2,224,490	2,111,507	1,911,601
Purchased non-covered loans	836,187	752,508	788,351	654,397	650,331
Purchased non-covered loan pools	627,178	454,884	323,258	17,308	-
Covered loans	134,383	180,493	195,175	246,422	262,693
Total Earning Assets	$ 5,106,011	$ 4,926,671	$ 4,692,915	$ 3,999,148	3,630,843

Noninterest bearing deposits	$ 1,362,007	$ 1,324,999	$ 1,300,870	$ 1,088,249	$ 897,937
NOW accounts	1,137,076	1,100,972	907,618	745,709	756,795
MMDA	1,278,199	1,212,087	1,219,736	981,143	857,346
Savings accounts	251,108	241,337	239,999	188,767	163,624
Retail CDs < $100,000	438,122	449,158	484,007	388,248	372,463
Retail CDs > $100,000	406,699	395,978	387,485	378,137	383,962
Brokered CDs	1,099	-	-	-	-
Total Deposits	4,874,310	4,724,531	4,539,715	3,770,253	3,432,127

FHLB advances	9,648	-	-	17,275	16,778
Other borrowings	42,096	39,000	39,000	41,930	43,871
Subordinated debentures	72,589	69,723	69,448	67,180	65,436
Federal funds purchased and securities sold
under agreements to repurchase	52,787	61,986	44,480	58,722	52,707
Total Non-Deposit Funding	177,120	170,709	152,928	185,107	178,792

Total Funding	$ 5,051,430	$ 4,895,240	$ 4,692,643	$ 3,955,360	$ 3,610,919

AMERIS BANCORP
FINANCIAL HIGHLIGHTS
(unaudited)
(dollars in thousands except per share data and FTE headcount)

	Three Months Ended
	Mar.	Dec.	Sept.	Jun.	Mar.
	2016	2015	2015	2015	2015

INTEREST INCOME/EXPENSE

INTEREST INCOME
Federal funds sold	$ 8	$ 5	$ 19	$ 5	$ 4
Interest bearing deposits in banks	328	262	227	177	124
Investment securities - taxable	4,586	4,540	4,694	3,747	3,153
Investment securities - nontaxable (TE)	602	618	648	624	633
Mortgage loans held for sale	755	1,040	970	764	692
Loans (TE)	28,684	27,901	27,258	25,629	22,418
Purchased non-covered loans	13,133	12,129	11,911	10,328	11,840
Purchased non-covered loan pools	5,144	3,335	2,997	149	-
Covered loans	2,060	3,556	3,192	3,385	3,995
Total Earning Assets	$ 55,300	$ 53,386	$ 51,916	$ 44,808	$ 42,859

Accretion Income (included above)	2,942	2,912	3,037	2,635	3,097

INTEREST EXPENSE
Non-interest bearing deposits	$ -	$ -	$ -	$ -	$ -
NOW accounts	468	463	304	318	376
MMDA	1,040	929	877	760	663
Savings accounts	43	42	42	37	37
Retail CDs < $100,000	512	594	607	488	513
Retail CDs > $100,000	676	659	691	662	691
Brokered CDs	2	-	-	-	-
Total Deposits	2,741	2,687	2,521	2,265	2,280

FHLB advances	23	-	-	16	15
Other borrowings	370	328	322	346	366
Subordinated debentures	954	924	914	866	832
Federal funds purchased and securities sold
under agreements to repurchase	35	44	39	48	43
Total Non-Deposit Funding	1,382	1,296	1,275	1,276	1,256

Total Funding	$ 4,123	$ 3,983	$ 3,796	$ 3,541	$ 3,536

Net Interest Income (TE)	$ 51,177	$ 49,403	$ 48,120	$ 41,267	$ 39,323

AMERIS BANCORP
FINANCIAL HIGHLIGHTS
(unaudited)
(dollars in thousands except per share data and FTE headcount)

	Three Months Ended
	Mar.	Dec.	Sept.	Jun.	Mar.
	2016	2015	2015	2015	2015
YIELDS (1)

Federal funds sold	0.52%	0.36%	1.37%	0.36%	0.29%
Interest bearing deposits in banks	0.65%	0.36%	0.45%	0.35%	0.32%
Investment securities - taxable	2.53%	2.47%	2.41%	2.50%	2.63%
Investment securities - nontaxable	3.52%	3.52%	3.54%	3.54%	3.60%
Mortgage loans held for sale	3.67%	4.18%	3.74%	3.75%	3.70%
Loans	4.79%	4.74%	4.86%	4.87%	4.76%
Purchased non-covered loans	6.32%	6.39%	5.99%	6.33%	7.38%
Purchased non-covered loan pools	3.30%	2.91%	3.68%	3.45%	0.00%
Covered loans	6.17%	7.82%	6.49%	5.51%	6.17%
Total Earning Assets	4.36%	4.30%	4.39%	4.49%	4.79%

Noninterest bearing deposits	0.00%	0.00%	0.00%	0.00%	0.00%
NOW accounts	0.17%	0.17%	0.13%	0.17%	0.20%
MMDA	0.33%	0.30%	0.29%	0.31%	0.31%
Savings accounts	0.07%	0.07%	0.07%	0.08%	0.09%
Retail CDs < $100,000	0.47%	0.52%	0.50%	0.50%	0.56%
Retail CDs > $100,000	0.67%	0.66%	0.71%	0.70%	0.73%
Brokered CDs	0.73%	0.00%	0.00%	0.00%	0.00%
Total Deposits	0.23%	0.23%	0.22%	0.24%	0.27%

FHLB advances	0.96%	0.00%	0.00%	0.37%	0.36%
Other borrowings	3.54%	3.34%	3.28%	3.31%	3.38%
Subordinated debentures	5.29%	5.26%	5.22%	5.17%	5.16%
Federal funds purchased and securities sold
under agreements to repurchase	0.27%	0.28%	0.35%	0.33%	0.33%
Total Non-Deposit Funding	3.14%	3.01%	3.31%	2.76%	2.85%

Total funding (3)	0.33%	0.32%	0.32%	0.36%	0.40%

Net interest spread	4.03%	3.98%	4.07%	4.13%	4.39%

Net interest margin	4.03%	3.98%	4.07%	4.14%	4.39%

(1) Interest and average rates are calculated on a tax-equivalent basis using an effective tax rate of 35%.
(2) Rate calculated based on average earning assets.
(3) Rate calculated based on total average funding including non-interest bearing liabilities.

AMERIS BANCORP
FINANCIAL HIGHLIGHTS
(unaudited)
(dollars in thousands except per share data and FTE headcount)

	Three Months Ended
	Mar.	Dec.	Sept.	Jun.	Mar.
Operating Net Income Reconciliation	2016	2015	2015	2015	2015

Net income available to common shareholders	$ 12,317	$ 14,148	$ 15,627	$ 1,308	$ 9,764

Merger and conversion charges	6,359	1,807	446	5,712	15
Non-recurring credit resolution related expenses	-	-	-	11,241	-
Tax effect of non-recurring charges	(2,226)	(632)	(156)	(5,934)	(5)
Plus: After tax non-recurring charges	4,133	1,175	290	11,019	10

Operating Net income	16,450	15,323	15,917	12,327	9,774

Operating net income per diluted share:	$ 0.50	$ 0.47	$ 0.49	$ 0.38	$ 0.32
Return on average assets	1.18%	1.12%	1.21%	1.11%	0.97%
Return on average common tangible equity	15.42%	14.97%	16.23%	12.83%	10.40%

	Three Months Ended
	Mar.	Dec.	Sept.	Jun.	Mar.
Net Interest Margin and Yields on Total Loans	2016	2015	2015	2015	2015
Excluding Accretion Reconciliation

Total Interest Income (TE)	$ 55,300	$ 53,386	$ 51,916	$ 44,808	$ 42,859
Accretion Income	2,942	2,912	3,037	2,635	3,097
Total Interest Income (TE) Excluding Accretion	$ 52,358	$ 50,474	$ 48,879	$ 42,173	$ 39,762

Total Interest Expense	$ 4,123	$ 3,983	$ 3,796	$ 3,541	$ 3,536
Net Interest Income (TE) Excluding Accretion	$ 48,235	$ 46,491	$ 45,083	$ 38,632	$ 36,226

Yield on Total Loans Excluding Accretion	4.84%	4.92%	4.83%	4.86%	5.01%

Net Interest Margin Excluding Accretion	3.80%	3.74%	3.81%	3.87%	4.05%

	Three Months Ended
	Mar.	Dec.	Sept.	Jun.	Mar.
Core Earnings Reconciliation	2016	2015	2015	2015	2015

Pre-tax operating profit/(loss)	$ 18,441	$ 17,444	$ 22,995	$ 1,794	$ 14,511
Plus: Credit Related Costs
Provision for loan losses	681	553	986	2,656	1,069
(Gains)/Losses on the sale of legacy OREO	753	535	36	436	110
(Gains)/Losses on the sale of covered OREO	166	610	56	194	20
Problem loan and OREO expense	880	1,078	991	10,632	3,031
Interest reversed (received) on non-accrual loans	34	58	17	413	156
Total Credit-Related Costs	2,514	2,834	2,086	14,331	4,386

Plus: Conversion charges	6,359	1,807	446	5,712	15
Less: Non-recurring gains
Gains on sales of securities	(94)	-	(115)	(10)	(12)
Gains on sales of bank premises	(77)	(267)	-	-	-
Other non-recurring adjustments	-	-	-	-	-

Pretax, Pre-provision earnings	$ 27,143	$ 21,818	$ 25,412	$ 21,827	$ 18,900

As percentage of average assets, annualized	1.94%	1.59%	1.93%	1.96%	1.88%

	Three Months Ended
	Mar.	Dec.	Sept.	Jun.	Mar.
Recurring Operating Expenses	2016	2015	2015	2015	2015

Total Operating Expenses	55,600	53,028	48,396	56,864	40,827
Less: Credit costs & non-recurring charges
Gains/(Losses) on the sale of legacy OREO	(753)	(535)	(36)	(436)	(110)
Gains/(Losses) on the sale of covered OREO	(166)	(610)	(56)	(194)	(20)
Problem loan and OREO expense	(880)	(1,078)	(991)	(10,632)	(3,031)
Severance payments	-	-	-	-	-
Conversion expenses	(6,359)	(1,807)	(446)	(5,712)	(15)
Gains/(Losses) on the sale of premises	77	267	-	-	-
Other non-recurring adjustments	-	-	-	-	-

Recurring operating expenses	$ 47,519	$ 49,265	$ 46,867	$ 39,890	$ 37,651

AMERIS BANCORP
FINANCIAL HIGHLIGHTS
(unaudited)
(dollars in thousands except per share data and FTE headcount)

	Three Months Ended
	Mar.	Dec.	Sept.	Jun.	Mar.
Segment Reporting	2016	2015	2015	2015	2015

Banking Division:
Net interest income	$ 45,801	$ 44,088	$ 43,044	$ 36,806	$ 35,839
Provision for loan losses	681	504	960	2,456	927
Noninterest income	12,735	12,739	13,470	9,262	8,780
Noninterest expense:
Salaries and employee benefits	18,989	19,225	17,921	15,675	15,362
Occupancy	5,150	5,356	5,444	4,376	4,144
Data Processing	5,820	5,759	4,998	3,913	4,011
Other expenses	16,436	13,853	11,379	24,048	10,356
Total noninterest expense	46,395	44,193	39,742	48,012	33,873
Income before income taxes	11,460	12,130	15,812	(4,400)	9,819
Income Tax	3,681	1,436	4,854	(1,682)	3,105
Net income	7,779	10,694	10,958	(2,718)	6,714
Preferred stock dividends	-	-	-	-	-
Net income available to common shareholders	$ 7,779	$ 10,694	$ 10,958	$ (2,718)	$ 6,714

Retail Mortgage Division:
Net interest income	$ 3,020	$ 2,812	$ 2,485	$ 1,979	$ 1,545
Provision for loan losses	-	49	26	200	142
Noninterest income	9,624	7,966	9,827	9,095	7,610
Noninterest expense:
Salaries and employee benefits	6,347	5,855	6,138	5,592	4,527
Occupancy	488	501	397	396	380
Data Processing	272	266	308	279	212
Other expenses	956	1,043	662	1,150	932
Total noninterest expense	8,063	7,665	7,505	7,417	6,051
Income before income taxes	4,581	3,064	4,781	3,457	2,962
Income Tax	1,603	1,072	1,673	1,210	1,037
Net income	2,978	1,992	3,108	2,247	1,925
Preferred stock dividends	-	-	-	-	-
Net income available to common shareholders	$ 2,978	$ 1,992	$ 3,108	$ 2,247	$ 1,925

Warehouse Lending:
Net interest income	$ 1,019	$ 995	$ 1,128	$ 1,179	$ 835
Provision for loan losses	-	-	-	-	-
Noninterest income	333	336	372	383	273
Noninterest expense:
Salaries and employee benefits	188	156	137	99	127
Occupancy	1	3	1	1	2
Data Processing	20	20	22	20	33
Other expenses	25	28	40	19	36
Total noninterest expense	234	207	200	139	198
Income before income taxes	1,118	1,124	1,300	1,423	910
Income Tax	391	393	455	498	319
Net income	727	731	845	925	592
Preferred stock dividends	-	-	-	-	-
Net income available to common shareholders	$ 727	$ 731	$ 845	$ 925	$ 592

SBA Division:
Net interest income	$ 596	$ 723	$ 742	$ 724	$ 613
Provision for loan losses	-	-	-	-	-
Noninterest income	1,594	1,366	1,309	1,886	912
Noninterest expense:
Salaries and employee benefits	663	736	738	1,099	616
Occupancy	61	57	73	36	28
Data Processing	1	1	1	2	4
Other expenses	183	169	137	159	57
Total noninterest expense	908	963	949	1,296	705
Income before income taxes	1,282	1,126	1,102	1,314	820
Income Tax	449	394	386	460	287
Net income	833	732	716	854	533
Preferred stock dividends	-	-	-	-	-
Net income available to common shareholders	$ 833	$ 732	$ 716	$ 854	$ 533

Total Consolidated:
Net interest income	$ 50,436	$ 48,618	$ 47,399	$ 40,688	$ 38,832
Provision for loan losses	681	553	986	2,656	1,069
Noninterest income	24,286	22,407	24,978	20,626	17,575
Noninterest expense:
Salaries and employee benefits	26,187	25,972	24,934	22,465	20,632
Occupancy	5,700	5,917	5,915	4,809	4,554
Data Processing	6,113	6,046	5,329	4,214	4,260
Other expenses	17,600	15,093	12,218	25,376	11,381
Total noninterest expense	55,600	53,028	48,396	56,864	40,827
Income before income taxes	18,441	17,444	22,995	1,794	14,511
Income Tax	6,124	3,296	7,368	486	4,747
Net income	12,317	14,148	15,627	1,308	9,764
Preferred stock dividends	-	-	-	-	-
Net income available to common shareholders	$ 12,317	$ 14,148	$ 15,627	$ 1,308	$ 9,764

Logo - http://photos.prnewswire.com/prnh/20051117/CLTH039LOGO

CONTACT: For more information contact: Dennis J. Zember Jr., Executive Vice President & CFO, (229) 890-1111